Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Series A Junior
Participating Preferred Stock)
of
MEDAREX, INC.
at
$16.00 NET PER SHARE
Pursuant to the Offer to Purchase dated July 28, 2009
by
PUMA ACQUISITION CORPORATION
a wholly owned subsidiary of
BRISTOL-MYERS SQUIBB COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 24, 2009, UNLESS THE OFFER IS EXTENDED.

July 28, 2009

To Participants in the Medarex, Inc. Employee Stock Purchase Plan:

This letter is provided to you, a participant in the Medarex, Inc. Employee Stock Purchase Plan (the “ESPP”) by Computershare Limited (“Computershare”), trustee for the ESPP. Enclosed for your consideration are the Offer to Purchase, dated July 28, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Puma Acquisition Corporation, a New Jersey corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company (“Parent”), a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement dated as of May 23, 2001, between Medarex, Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as amended from time to time (the “Shares”), of the Company, a New Jersey corporation, that are not already owned by Parent and its subsidiaries, at a purchase price of $16.00 per Share net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions of the Offer.

As a participant in the ESPP, you have the right to decide whether you would like the Shares allocated to your ESPP account tendered to Purchaser pursuant to the Offer. If you elect to have your Shares tendered, then upon the completion of the Offer, Purchaser will pay to the ESPP for your account an amount equal to the Offer Price multiplied by the number of Shares allocated to your account.

If you elect not to have Computershare tender your Shares, your Shares will continue to be held in the ESPP. However, as described in the Offer to Purchase, after the completion of the Offer, Parent and Purchaser expect to consummate the merger (the “Merger”) of Purchaser with and into the Company, with the Company as the surviving corporation, wholly owned by Parent. If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount and with such amount being subject to any required withholding taxes. If you decide not to tender your Shares and the Merger does not occur, your Shares will continue to be held in the ESPP.

Computershare urges you to read the enclosed materials carefully. Computershare wants to be sure you understand how Computershare, as trustee of the ESPP, expects to handle the Offer with respect to Shares that are allocated to your ESPP account.

Computershare requests instructions as to whether you wish it to tender any or all of the Shares held by it for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of

Transmittal. Computershare will follow the tender instructions that you provide for Shares allocated to your ESPP account.

Please note carefully the following:

1. The offer price for the Offer is $16.00 per Share, net to you in cash, without interest and less any required withholding taxes.

2. The Offer is being made for all outstanding Shares that are not already owned by Parent and its subsidiaries.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, August 24, 2009, unless the Offer is extended by Purchaser. Previously tendered Shares may be withdrawn at any time until the Offer has expired and, if Purchaser has not accepted such Shares for payment by September 26, 2009, such Shares may be withdrawn at any time after that date until Purchaser accepts Shares for payment.

4. The Offer is subject to certain conditions described in “The Tender Offer — Section 15 — Certain Conditions of the Offer” in the Offer to Purchase, including, among other things, the condition that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Parent and its subsidiaries, represents at least a majority of the outstanding Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

If you wish to have Computershare tender any or all of your Shares, please so instruct Computershare by completing, executing, detaching and returning to Mellon Investor Services LLC, the depositary for the Offer, the Instruction Form on the detachable part hereof. An envelope to return your instructions to Mellon Investor Services LLC is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. The cut-off date for receipt of instructions from ESPP participants is Thursday, August 20, 2009 (the “ESPP Cut-Off Date”). Your Instruction Form should be forwarded to Mellon Investor Services LLC in ample time to permit Computershare to submit the tender on your behalf before the expiration of the Offer.

If Computershare does not receive timely instructions from you by the ESPP Cut-Off Date, then in accordance with the terms of the ESPP, Computershare will have the discretion to determine whether to tender your Shares. This means that if Mellon Investor Services LLC does not receive your completed letter by Thursday, August 20, 2009, Computershare will decide whether to tender your Shares to Purchaser.

Please understand that Computershare and Mellon Investor Services LLC will hold any instructions you submit in complete confidence, such that it is intended that you are under no duress, pressure, or responsibility to make any particular decision or to decide whether to tender your Shares at all if you do not want to do so. In accordance with federal law, the Company will not authorize or support any adverse or other employment action against you based on whether or not you tender your Shares.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you have any questions about the Offer or completing this letter, please call Georgeson, Inc., the information agent for the Offer, toll-free at (800) 491-3096.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Series A Junior
Participating Preferred Stock)
of
MEDAREX, INC.
at
$16.00 NET PER SHARE
Pursuant to the Offer to Purchase
dated July 28, 2009
by
PUMA ACQUISITION CORPORATION
a wholly owned subsidiary of
BRISTOL-MYERS SQUIBB COMPANY

The undersigned participant in the Medarex, Inc. Employee Stock Purchase Plan (the “ESPP”) acknowledge(s) receipt of the letter from Computershare Limited (“Computershare”), trustee for the ESPP, and the enclosed Offer to Purchase, dated July 28, 2009, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Puma Acquisition Corporation, a New Jersey corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement dated as of May 23, 2001, between Medarex, Inc. and Continental Stock Transfer & Trust Company, as amended from time to time (the “Shares”), of Medarex, Inc., a New Jersey corporation, that are not already owned by Parent and its subsidiaries, at a purchase price of $16.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) Computershare as set forth below. Computershare will follow the tender instructions that you provide for the Shares allocated to your ESPP account. To provide instructions, please indicate in the appropriate checkbox whether or not you would like to have Computershare tender the Shares allocated to your ESPP account to Purchaser, provide today’s date and sign and print your name below.

ACCOUNT NUMBER:

CHECK ONE ONLY:

☐ Please tender to Purchaser the Shares allocated to my ESPP account.

☐	Please tender to Purchaser only Shares allocated to my ESPP account. Do not tender any remaining Shares.

☐ Do not tender to Purchaser any Shares allocated to my ESPP account.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:          , 2009

(Signature(s))

Please Print Name(s)

Address

Include Zip Code
Area Code and

Telephone No.
Tax Identification

or Social Security No.